UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2022

Medtronic Public Limited Company

(Exact Name of Registrant as Specified in its Charter)

Ireland	1-36820	98-1183488
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 On Hatch, Lower Hatch Street

Dublin 2, Ireland

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code): +353 1 438-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Ordinary Shares, $0.0001 par value per share	MDT	New York Stock Exchange
0.000% Senior Notes due 2022	MDT/22B	New York Stock Exchange
0.375% Senior Notes due 2023	MDT/23B	New York Stock Exchange
0.000% Senior Notes due 2023	MDT/23C	New York Stock Exchange
0.25% Senior Notes due 2025	MDT/25	New York Stock Exchange
0.000% Senior Notes due 2025	MDT/25A	New York Stock Exchange
1.125% Senior Notes due 2027	MDT/27	New York Stock Exchange
0.375% Senior Notes due 2028	MDT/28	New York Stock Exchange
1.625% Senior Notes due 2031	MDT/31	New York Stock Exchange
1.00% Senior Notes due 2031	MDT/31A	New York Stock Exchange
0.750% Senior Notes due 2032	MDT/32	New York Stock Exchange
2.250% Senior Notes due 2039	MDT/39A	New York Stock Exchange
1.50% Senior Notes due 2039	MDT/39B	New York Stock Exchange
1.375% Senior Notes due 2040	MDT/40A	New York Stock Exchange
1.75% Senior Notes due 2049	MDT/49	New York Stock Exchange
1.625% Senior Notes due 2050	MDT/50	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Term Loan Agreement

On May 2, 2022, Medtronic Global Holdings S.C.A. (“Medtronic Luxco”), a wholly owned subsidiary of Medtronic plc (“Medtronic plc”), entered into a Term Loan Agreement (the “Loan Agreement”) by and among Medtronic Luxco, Medtronic plc, Medtronic, Inc. (“Medtronic, Inc.”), a wholly owned subsidiary of Medtronic plc, and Mizuho Bank, Ltd., as administrative agent and as lender.

The Loan Agreement provides for an unsecured term loan in an aggregate principal amount of up to JPY 300,000,000,000, with a term of 364 days. Borrowings under the Loan Agreement will bear interest at the TIBOR Rate (as defined in the Loan Agreement) plus a margin of 0.40% per annum. Medtronic plc and Medtronic, Inc. have guaranteed the obligations of Medtronic Luxco under the Loan Agreement. The term loan is available in up to three draws within 45 days of the closing date. As of the closing date, the term loan was undrawn.

In accordance with the terms of the Loan Agreement, the proceeds of the loan may be used to finance any lawful general corporate purpose, including the repayment of indebtedness, and are expected to be used for the redemption of all of the outstanding $1,900 million aggregate principal amount of Medtronic, Inc.’s 3.500% Senior Notes due 2025 and all of the outstanding $368 million aggregate principal amount of Medtronic Luxco’s 3.350% Senior Notes due 2027.

The Loan Agreement contains customary representations, warranties, conditions precedent, events of default and affirmative and negative covenants, consistent with those in Medtronic Luxco’s existing revolving credit facility. Upon the occurrence and during the continuance of an event of default, the administrative agent or lenders may declare the outstanding borrowings and all other obligations under the Loan Agreement immediately due and payable.

The foregoing description of the terms of the Loan Agreement is only a summary, does not purport to be complete, and is qualified in its entirety by the complete text of the Loan Agreement, a copy of which is filed as Exhibit 10.01 hereto and incorporated herein by reference.

In the ordinary course of its financial services business, the lender and its affiliates have provided, and may in the future provide, investment banking, commercial banking, cash management, hedging, foreign exchange, advisory or other financial services to Medtronic plc and its affiliates for which they have in the past received, and/or may in the future receive, customary compensation and expense reimbursement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

On May 2, 2022 Medtronic plc expects to deliver a notice of redemption of all of the outstanding $1,900 million aggregate principal amount of Medtronic, Inc.’s 3.500% Senior Notes due 2025 and all of the outstanding $368 million aggregate principal amount of Medtronic Luxco’s 3.350% Senior Notes due 2027 (collectively, the “Redemption Notes”) in each case at the make-whole redemption prices specified in, and otherwise in accordance with, the indentures governing such Redemption Notes. The redemption date for Medtronic Luxco’s 3.350% Senior Notes due 2027 will be May 17, 2022 and the redemption date for Medtronic, Inc.’s 3.500% Senior Notes due 2025 will be June 1, 2022. This Current Report on Form 8-K does not constitute a notice of redemption with respect to Medtronic Luxco’s 3.350% Senior Notes due 2027 or Medtronic, Inc.’s 3.500% Senior Notes due 2025.

Medtronic plc expects these transactions to be beneficial to fiscal year 2023 interest expense, offset by increased U.S. tax expense from these transactions and a generally higher global interest rate environment. Medtronic plc will provide financial guidance for fiscal year 2023 on its upcoming fiscal year 2022 fourth quarter earnings call.

Item 9.01.	Exhibits.

(d) List of Exhibits

Exhibit Number	Description

10.01	Term Loan Agreement, dated as of May 2, 2022, by and among Medtronic Global Holdings S.C.A., Medtronic, Inc., Medtronic plc, and Mizuho Bank, Ltd., as administrative agent and as lender.

104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDTRONIC PUBLIC LIMITED COMPANY

	By	/s/ Karen L. Parkhill
Date: May 2, 2022		Karen L. Parkhill
Executive Vice President and Chief Financial Officer